Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of
JPMorgan Trust II

In planning and performing our audit of the financial
 statements of JPMorgan Small Cap Growth Fund, JPMorgan
Small Cap Value Fund, JPMorgan Diversified Mid Cap Growth Fund,
 JPMorgan Diversified Mid Cap Value Fund, JPMorgan Diversified Mid Cap Fund, JPMorgan Large Cap Growth Fund, JPMorgan Large
Cap Value Fund, JPMorgan Equity Income Fund, JPMorgan Equity Index Fund, JPMorgan Market Expansion Index Fund, JPMorgan Technology Fund, JPMorgan Multi-Cap Market Neutral Fund, JPMorgan International Equity Index Fund, JPMorgan Investor Conservative Growth Fund, JPMorgan Investor Balanced Fund, JPMorgan Investor Growth & Income Fund, JPMorgan Investor
 Growth Fund, JPMorgan Liquid Assets Money Market Fund, JPMorgan U.S. Government Money Market Fund, JPMorgan U.S.
 Treasury Plus Money Market Fund, JPMorgan Municipal Money Market Fund, JPMorgan Michigan Municipal Money Market Fund,
JPMorgan Ohio Municipal Money Market Fund, JPMorgan Arizona Municipal Bond Fund, JPMorgan Kentucky Municipal Bond Fund,
 JPMorgan Louisiana Municipal Bond Fund, JPMorgan Michigan Municipal Bond Fund, JPMorgan Municipal Income Fund,
JPMorgan Ohio Municipal Bond Fund, JPMorgan Short Term
 Municipal Bond Fund,
JPMorgan Tax Free Bond Fund, and JPMorgan West Virginia
 Municipal Bond Fund (separate portfolios of JPMorgan
Trust II; hereafter referred to as the Funds) for the year ended June 30, 2005, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles.
 Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily
 disclose all matters in internal control that might be material weaknesses under standards established by the Public
 Company Accounting Oversight Board (United States).
A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2005.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
August 18, 2005
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